Exhibit 3.22

ARTICLES OF INCORPORATION

OF

PARDEE CONSTRUCTION COMPANY OF NEVADA

KNOW ALL MEN BY THESE PRESENTS: That we, the undersigned this day voluntarily associate ourselves together for the purpose of forming a corporation under and by virtue of the General Corporation Law of the State of Nevada and all acts amendatory thereof or additional thereto, and we hereby certify:

FIRST: That the name of this corporation shall be

PARDEE CONSTRUCTION COMPANY OF NEVADA

SECOND: That the place where its principal office is to be located is at 402 North Carson Street, in the City of Carson City, County of Ormsby, State of Nevada. The resident agent thereof at said address is THE PRENTICE-HALL CORPORATION SYSTEM, NEVADA, INC. This corporation may, however, maintain an office in such other place or places as may be from time to time fixed by its Board of Directors or its By-Laws.

THIRD: That the objects and purposes for which said corporation is formed and the nature of the business to be transacted, promoted or carried on by said corporation are:

To conduct and carry on the business of builders and contractors for the purpose of building, erecting, altering, repairing or doing any other work in connection with any and all classes of building and improvements of any kind and nature whatsoever, including the building, rebuilding, alteration, repairing or improvement of motels, hotels, office buildings, houses, apartment houses, flats, factories, works or erections of every kind and description whatsoever, including the locating, laying out and constructing of roads, avenues, sewers, bridges, wells, walls, canals, power plants, and generally all classes of buildings, erections and works, both public and private, or integral parts thereof, and generally to do and perform any and all work as builders and contractors, and with that and in view to solicit, obtain, make, perform and carry out contracts covering the building contracting business and the work connected therewith.

To buy, contract for, lease, and in any and all other ways acquire, take, hold and own, and to sell, mortgage, lease and otherwise dispose of lands and all other

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kinds and classes of real property and rights and interests therein; to improve, develop, subdivide and otherwise manage and operate the same; to erect or cause to be erected on any land owned, held, leased or occupied by the corporation, buildings or other structures with their appurtenances; to rebuild, enlarge, alter or improve any buildings or structures now or hereafter erected on any land owned, held, leased, or occupied by the corporation; to loan and invest its funds and to secure the same by mortgage, deed of trust, collateral or otherwise.

To supervise and manage all classes of properties, income-bearing or otherwise, for other persons, corporations, and associations; to act as agent, broker, or attorney-in-fact, on a commission basis or otherwise, for any other person, corporation, or association; to negotiate sales, leases, mortgages, deeds of trust, and other encumbrances of properties of other persons, corporations and associations, real, personal, and mixed, wheresoever situated; and generally to maintain, conduct, and carry on the business of real estate agent and broker.

To invest its capital and corporate funds in the purchase or acquisition of lands, buildings, plants, equipment, businesses or any other kind of property, whether real, personal or mixed; to engage in any occupation, enterprise or activity in connection therewith that may be needful, necessary or required to promote, conserve or enhance the interests of this corporation, and to do such things as may be found from time to time to be useful, pertinent or lawful in the carrying on of the business of this corporation.

To acquire, own, control, operate, manage, manufacture, equip, lease, sell, transfer and encumber, and generally deal in the sale or leasing of machinery and equipment for the general contracting business; to conduct the aforesaid business in all of its branches and to do such other things as are incidental, proper or necessary to the operation of said business.

To establish and carry on, and to permit the establishment and carrying on upon any property in which the corporation is interested of any business which may be convenient or connected with such property, and by the establishment of which it may seem calculated to enhance the value of the corporation’s interests in such property or to facilitate the disposal thereof.

To institute, enter into, assist, promote or participate in commercial, mercantile, industrial works, contracts, undertakings, ventures, enterprises and operations. To endorse or underwrite stock, securities or undertakings of any corporation, firm, individual, syndicate or others.

To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge, or otherwise dispose of or turn to account or deal with all or any part of the property of the company, and from time to time to vary any investment or employment of capital of the company.

To borrow money, and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the

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same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided, further, that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

To the same extent as natural persons might or could do to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in, lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed.

To become a member of any partnership or a party to any lawful agreement for sharing profits or to any union of interests, agreements for reciprocal concessions, joint venture or cooperation or mutual trade agreement with any person, firm, partnership, co-partnership or corporation, that is carrying on or engaged in, or that is about to carry on or engage in any business which this corporation is authorized to carry on or that is conducting or transacting any business capable of being conducted so as directly or indirectly to benefit this corporation. To join, merge, or consolidate with any corporation or corporations in such manner as may be permitted by law.

To apply for, obtain, register, purchase, lease or otherwise to acquire and to hold, own, use, develop, operate and introduce, and to sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trademarks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation is organized.

The business or purpose of the company is from time to time to do any one or more of the acts and things hereinabove set forth, or any part thereof, and to have one or more offices, and to exercise all or any of its corporate powers and rights, in the State of Nevada, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

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The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation; provided, however, that nothing in these Articles of Incorporation shall be deemed to empower the corporation to engage in the banking business, trust company business or building and loan association business.

FOURTH: That the total authorized capital stock of this corporation is Two Thousand Five Hundred (2,500) shares of common stock, all to be without par value.

FIFTH: That the members of the governing board of this corporation shall be styled directors and the number of said directors shall be three (3), but may from time to time be increased or decreased in such manner as shall be provided in the By-Laws of this corporation; provided that the number shall not be reduced to less than three (3). In case of any increase in the number of directors, the additional directors may be elected by the directors or by the stockholders at an annual or special meeting, as shall be provided in the By-Laws.

That the names and post office addresses of the first Board of Directors are as follows:

NAMES	ADDRESSES

Wm. J. Crowell	930 West Robinson Street Carson City, Nevada

H. L. Crowell	930 West Robinson Street Carson City, Nevada

H. Heckman	913 North Nevada Street Carson City, Nevada

SIXTH: That the capital stock of the corporation shall not be subject to assessment, and the private property of the stockholders, directors and officers shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH: That the names and addresses of the original incorporators are as follows:

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NAMES	ADDRESSES

Wm. J. Crowell	930 West Robinson Street Carson City, Nevada

H. L. Crowell	930 West Robinson Street Carson City, Nevada

M. Heckman	913 North Nevada Street Carson City, Nevada

EIGHTH: That the period of the existence of said corporation shall be unlimited.

NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors are expressly authorized:

To hold their meetings, to have one or more offices and to keep the books of the corporation, except as may be otherwise specifically provided by the laws of the State of Nevada, at such places as may be from time to time designated by them.

To determine from time to time whether, and if allowed, under what conditions and regulations the accounts and books of the corporation (other than the books required by law to be kept at the principal office of the corporation in Nevada) or any of them shall be open to the inspection of the stockholders, and the stockholders’ rights in this respect are and shall be restricted or limited accordingly.

To make, alter, amend, and rescind the By-Laws of the corporation; to fix the amounts to be reserved as working capital, and to fix the times for the declaration and payment of dividends, to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

The corporation reserves the right to amend, altar or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by

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statute, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned, being the persons hereinabove named as the first directors and the incorporators, have executed these Articles of Incorporation, this 3rd day of February, 1969.

/s/ Wm. J. Crowell
Wm. J. Crowell

/s/ H. L. Crowell
H. L. Crowell

/s/ M. Heckman
M. Heckman

STATE OF NEVADA	)
) SS.:
COUNTY OF ORMSBY	)

BE IT REMEMBERED, that on this 3rd day of February, 1969, personally appeared before as, the undersigned a Notary Public in and for said County and State, WM. J. CROWELL, H. L. CROWELL and M. HECKMAN, known to me to be the persons described in and who executed the foregoing instrument, and who acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.

WITNESS my hand and official seal the day and year herein first above written.

/s/ Shirley A. Stodieck
Shirley A. Stodieck
Notary Public

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DEAN HELLER Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684 5708

Important: Read attached instructions before completing form.

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

- Remit in Duplicate -

1. Name of corporation:	Pardee Construction Company of Nevada

2. The articles have been amended as follows (provide article numbers, if available):

The First Article has been amended to read:

FIRST: That the name of this corporation shall be

PARDEE HOMES OF NEVADA

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: Unanimous.*

4. Officer Signature (Required):

*	lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Nevada Secretary of State Form 76 335 PROFIT AMENDMENT 1999.01

Revised on: 07/21/01